Exhibit 99.1

FOR IMMEDIATE RELEASE

Alexandre Ruberti Appointed to Celsius Holdings Board of Directors

25-year beverage veteran recently served as President of Red Bull Distribution in the United States, and Executive Vice President of Sales for Red Bull North America

BOCA RATON, Fl., February 23, 2021 /PRNewswire/ -- Celsius Holdings, Inc., (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced the appointment of Alexandre Ruberti to the Company’s Board of Directors. Alexandre brings over 25 years of beverage sales and distribution experience, as well as having recently served as President of Red Bull Distribution Company (RBDC) in the United States, and Executive Vice President of Sales for Red Bull North America.

“We are pleased to welcome Alexandre Ruberti as a new independent director to the Celsius Holdings board,” said John Fieldly Celsius Holdings director, president and CEO. “Alexandre joins Celsius at an exciting time as we continue to outperform the energy drink category in the United States and see massive opportunities globally. The addition of Alexandre complements our board of directors’ skills and experiences, and we are confident he will provide valuable perspectives as we continue to execute our strategy, drive profitability and enhance value for our shareholders. We look forward to his contributions and are excited he chose Celsius.”

“Celsius’ impressive growth in the market and strong focus on operational efficiency makes it an exciting time to join the company, said Alexandre Ruberti. “ I look forward to bringing my experience as a former leader in the energy drink category to the board.”

Celsius Holdings Board regularly evaluates its composition to ensure it includes the appropriate skills, experience and perspective necessary to drive growth for all Celsius Holdings shareholders, and with this director addition we now have nine directors who have joined Celsius Holdings actively engaged board.

Background on Alexandre Ruberti

Alexandre joined Red Bull in 2005 as Head of National Sales and Distribution of Brazil, before transitioning in 2008 to Head of Sales, overseeing Brazil, Canada, and Latin America territories. In 2011, Alexandre moved to the United States as Vice President of Customer Profitability Management and On-Premise. Shortly thereafter, he was promoted to President of Red Bull Distribution Company (RBDC), developing the business exponentially through incremental growth, sustaining profitability, and expanding the warehouse base from 34 to 99 facilities in seven years. From 2019 to Jan 2021, Alexandre has held dual roles as President of RBDC and Executive Vice President of Sales.

Prior to Red Bull, Alexandre spent nine years working at Coca-Cola Bottlers in Brazil, holding several positions across multiple departments, inclusive of Sales, Marketing, Merchandising, Distribution, Logistics, and Sales Intelligence. Before joining Coca-Cola Bottlers, he was a trainee at Banco do Brazil.

Recognized as an exceptional leader and motivator, Alexandre has a strong reputation for creating environments for success, cultivating high performing teams, and aligning people and resources to drive unparalleled growth. His vast experience and knowledge is demonstrated through his ability to provide impactful influence and innovative contributions to the industry, as well as organizational restructuring, go-to-market strategy, efficient processes, people empowerment, and a committed focus on sustainable results. Through his global expertise and perspective, Alexandre possesses the fundamental skills and insights required to communicate effectively and manage key stakeholders across the globe by virtue of his devoted work ethic, adaptability to change, unwavering integrity, and commitment to excellence and success.

Alexandre holds an MBA from Fundação Getulio Vargas in Brazil. Additionally, he completed the “Leading Change and Organizational Renewal” course at Harvard Business School and is multilingual, fluent in English, Spanish, and Portuguese. Furthermore, Alexandre serves as Board Member of Future Farm, the first Brazilian plant-based meat company, as well as Member of the Young Presidents' Organization – YPO - Santa Monica Bay chapter, and is an active angel investor. Alexandre currently resides in Los Angeles, California with his wife and son, but is relocating to Boca Raton, Florida.

Mr. Ruberti will serve as an independent director, with a term through the 2021 annual shareholder meeting.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its master brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® BCAA +Energy, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, Walmart, GNC, Vitamin Shoppe, 7-Eleven, Dick's Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, please visit http://www.celsiusholdingsinc.com

Investor Relations:

Cameron Donahue

(651) 707-3532

cdonahue@celsius.com